EXHIBIT 10.5

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

DEVELOPMENT AND DISTRIBUTION AGREEMENT

     This Development and Distribution Agreement (“Agreement”) is entered into as of August 16, 2004 (the “Effective Date”) by and between Spatializer Audio Laboratories, Inc. (“Spatializer”) and its wholly-owned subsidiary, Desper Products, Inc.(“Desper”) , corporations organized and existing under the laws of the State of Delaware and the State of California, respectively, and having a principal place of business at 1754 Technology Drive, Suite 125, San Jose, California 95110, United States of America (collectively referred to as “Licensor”), and Samsung Electronics Co., Ltd., acting through its System LSI Division , a corporation organized and existing under the laws of Republic of Korea, and having a principal place of business at San #24 Nongseo-Ri, Giheung-Eup, Yongin-City, Gyeonggi-Do, Korea 449-711(“Licensee”).

BACKGROUND

     A. Desper, a subsidiary of Spatializer, has developed certain proprietary audio signal processing software products for providing enhanced audio reproduction from stereo loudspeakers and/or headphones.

     B. The term “Licensor” includes Spatializer and Desper, which will undertake the rights and obligations as set forth herein, and conduct and perform as a party under this Agreement.

     C Licensee is engaged in, among other things, the business of manufacturing and distributing certain integrated circuit devices that are capable of providing audio signal processing capabilities.

     D Licensee desires to receive from Licensor, and Licensor desires to grant to Licensee, a non-exclusive license to develop Compatible Software Products (as defined below) for use with Distributor Products (as defined below) and to distribute such Compatible Software Products and Distributor Products, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

Section 1
DEFINITIONS

     For purposes of this Agreement the following terms shall have the meanings set forth below:

     1.1 “Authorized DSP IC(s)” means digital signal processing or other programmable digital processor integrated circuit devices manufactured by Licensee which: (i) are capable of performing the digital signal processing functions necessary to properly perform the Core Functionality (as defined below) of a Licensed Product (as defined below); and (ii) have on-board or are bundled with sufficient on-board read-only memory to contain the corresponding Compatible Software Product(s).

     1.2 “Compatible Software Product(s)” means the executable code version of a software product developed by Licensee using Licensed Product(s) that implements the Core Functionality corresponding to such Licensed Product and is designed for and is capable of being properly executed by, and is compatible with, the respective Authorized DSP IC.

     1.3 “Core Functionality” means the digital audio signal processing functionality embodied in each of the Licensed Products and Modifications thereto, as described in Exhibit A attached hereto.

     1.4 “Current Release” means the then-current, unmodified release of a Licensed Product provided by Licensor to Licensee hereunder.

     1.5 “Deliverables” means those tangible items specified in Exhibit A attached hereto, and includes the Documentation (as defined below).

     1.6 “Distributor Product(s)” means an Authorized DSP IC bundled with a copy of a Compatible Software Product loaded into the on-board read-only memory of such Authorized DSP IC.

     1.7 “Documentation” means the written reference materials designated by Licensor for use by development partners and distributors of the Licensed Products that Licensor furnishes to Licensee hereunder in conjunction with the Licensed Products, as may be amended by Licensor from time to time. Documentation includes the Licensed Products’ filter coefficients, block diagrams, test bench and Matlab scripts.

     1.8 “Evaluation Boards” means evaluation board level products which Licensee provides to potential third party customers enabling such potential third party customers to evaluate the Authorized DSP ICs and the Compatible Software Products prior to making a purchase decision regarding the Authorized DSP ICs.

     1.9 “Fees” or “Distribution Fees” means all license, distribution, royalty, and other fees payable to Licensor hereunder, as specified in Section 4 and Exhibit A attached hereto.

     1.10 “Licensed Product(s)” means the current machine readable, executable code versions and floating point source code versions of Licensor’s proprietary audio signal processing software products listed on Exhibit A attached hereto and made a part hereof, including any improvements, updates, modifications, and derivatives thereof furnished to Licensee by Licensor during the term of this Agreement. It is understood that the provision of any such improvements, updates, modifications, and derivatives shall be at Licensor’s sole discretion and may be subject to additional fees and/or additional terms and conditions.

     1.11 “Modifications” means any and all enhancements, improvements, updates and revisions of the Licensed Products, Deliverables and Core Functionality.

     1.12 “Quarter” means a period of three (3) consecutive calendar months, commencing January 1, April 1, July 1 or October 1.

Section 2
LICENSE GRANTS

     2.1 Development License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, a non-exclusive, non-transferable, worldwide right and license to use and reproduce the Licensed Products, including the Deliverables, and Modifications thereto, solely for the purpose of developing and having developed a Compatible Software Product(s) corresponding to each Licensed Product listed on Exhibit A hereto. Licensee shall not distribute any Distributor Product to a third party customer without first providing a copy of the applicable Compatible Software Product to Licensor for its acceptance in accordance with Section 3.3 of this Agreement, which acceptance shall not be unreasonably withheld or delayed by Licensor, provided that Licensee shall not be obligated to provide the Compatible Software Product in case of Licensee’s demonstrations to its customers, internal and external, under the terms and conditions set forth in Section 2.3. Such acceptance shall not be delayed more than seven (7) days after the receipt of the applicable Compatible Software Product. Licensor shall not disclose to any third party the applicable Compatible Software Product provided by Licensee, and shall use such Compatible Software solely for the acceptance purpose as provided in this Section. Upon request by Licensee, Licensor shall immediately return to Licensee such Compatible Software. Nothing in this Agreement shall be construed as granting any right or license by Licensee. Licensee shall not grant sublicenses to the rights set forth in this Section 2.1 and shall not in any event disclose or distribute the Core Functionality or Deliverables or any portion thereof to third parties unless as provided herein or agreed in writing by Licensor. Licensee shall not be authorized to prepare derivative works or create Modifications of the Licensed Products, the Core Functionality or the Deliverables.

     2.2 Distribution License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable, worldwide right and license to make, have made, distribute, ship, consume or otherwise transfer the Compatible Software Products developed by Licensee, and the related Distributor Products, (i) * * * (collectively “Internal Consumption”) and (ii) * * * (“External Consumption”). THIS AGREEMENT AUTHORIZES INTERNAL CONSUMPTION AND EXTERNAL CONSUMPTION WITH RESPECT TO DISTRIBUTOR PRODUCTS USED ONLY FOR * * *. INTERNAL CONSUMPTION OR EXTERNAL CONSUMPTION OF DISTRIBUTOR PRODUCTS FOR USE IN * * * AND OTHER ELECTRONIC DEVICES IS NOT AUTHORIZED. STANDALONE DISTRIBUTION OF DOCUMENTATION IS STRICTLY PROHIBITED AND IS GROUNDS FOR IMMEDIATE TERMINATION OF THIS AGREEMENT.

     2.3 Demonstration License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable, worldwide rights and license to demonstrate pre-production versions of the Compatible Software Product on Evaluation Boards or otherwise, provided Licensee shall make best efforts to protect the Core Functionality during such demonstrations as it would to protect its own intellectual property or proprietary information.

     2.4 Customer Support and Warranties. Licensee shall be solely responsible for, and Licensor shall have no obligation to honor, any representations or warranties that Licensee provides with respect to the Compatible Software Products and Distributor Products except for

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any warranties and representations provided by Licensor under this Agreement. Licensee shall be solely responsible for providing support and maintenance to its customers.

     2.5 Restrictions and Ownership of Licensed Products. Licensee shall not (except as expressly provided in this Agreement) copy, decompile, disassemble or reverse engineer the Licensed Products and Deliverables. Licensee acquires no title, right or interest in the Licensed Products, Deliverables and Core Functionality other than the non-exclusive license rights expressly granted herein. Licensee shall not exercise its rights under this Agreement in any manner, or take any other action, which adversely affects Licensor’s ownership and rights in and to the Licensed Products, Deliverables and Core Functionality. ALL RIGHTS NOT EXPRESSLY GRANTED HEREUNDER ARE RESERVED TO LICENSOR.

     2.6 Ownership of Modifications. Licensor shall exclusively develop and own any Modifications during the term of this Agreement. Licensee shall not develop, and acquires no title, right or interest in Modifications other than the non-exclusive license rights expressly granted herein. Licensee shall promptly notify Licensor of, and fully disclose to Licensor, any and all proposed Modifications suggested by Licensee, and Licensor may, in its discretion, develop such Modifications (at no cost to Licensee), and is exclusively entitled to seek patents and patent applications disclosing, claiming or otherwise relating to any such Modifications. Licensee hereby assigns to Licensor all right, title and interest in all such proposed Modifications throughout the world. Licensee further agrees to execute all documents reasonably requested by Licensor to perfect Licensor’s interest in such proposed Modifications throughout the world.

     2.7 Future Product Versions. In the event that Licensor develops and makes generally available to any other licensees a new version of a Licensed Product during the term of this Agreement, Licensor shall add or substitute the new version under this Agreement as an additional version of the Licensed Product or in substitution of another version of the Licensed Product, upon thirty (30) days notice to and express written consent by Licensee.

     2.8 Ownership of Compatible Software Products. Licensee shall exclusively develop and own the Compatible Software Products and any revisions thereto (excluding Licensor’s pre-existing intellectual property contained therein). Licensor shall not develop, and acquires no title, right or interest in Compatible Software Products and any revisions thereto (except Licensor’s pre-existing intellectual property contained therein).

Section 3
OBLIGATIONS OF LICENSOR

     3.1 Delivery. Subject to the terms and conditions of this Agreement, Licensor shall deliver one copy of the Current Release of each Licensed Product listed on Exhibit A hereto, along with the corresponding Deliverables, to Licensee within fifteen (15) days after the Effective Date.

     3.2 Technical Assistance. During the first year of this Agreement, upon reasonable notice and subject to reasonable availability, Licensor will provide Licensee, free of charge, with up to twenty (20) hours of technical assistance during normal business hours to assist Licensee in developing the Compatible Software Products. If Licensee requires more than twenty (20) hours of technical assistance, then each hour in excess of the twenty (20) hours, shall be billed at

Licensor’s then-current hourly rate. The current hourly rate is * * *, subject to change at any time by Licensor. Such assistance shall be provided by telephone consultation unless otherwise mutually agreed. In the event of any travel by Licensor personnel requested by Licensee, Licensee shall reimburse Licensor for all pre-approved reasonable costs for travel, food and lodging for such Licensor personnel for such travel. Within a reasonable period of time after the Effective Date, Licensor shall dispatch one (1) of its employees for the provision of on-site assistance at Licensee’s facilities, provided that such support shall not be included in the twenty (20) hours mentioned above. Licensor’s travel expenses (economy class air fares, food, and lodging) incurred in performing such assistance shall be paid by Licensee thirty (30) days after the receipt of proper receipts.

     3.3 Verification Procedures. The parties will cooperate to ensure that the Distributor Products comply with the following standard of quality of Licensor (“Standard of Quality”). For Dolby® certification if necessary, the parties will cooperate to ensure such certification. For all Distributor Products, whether or not Dolby® certification is sought, the Standard of Quality consists of compliance with the Deliverables and Licensor’s audio quality assurance review. Licensee shall provide a minimum of two (2) samples of Distributor Products per each major model of the Distributor Products to Licensor as soon as reasonably practical in advance of initial commercial release of such Distributor Products. Licensee shall notify Licensor that such samples are being provided for verification testing under this Section 3.3. Licensor will then report to Licensee any non-compliance with the Standard of Quality and Licensee shall correct such non-compliances prior to initial commercial release. In the event that Licensor does not notify Licensee of any non-compliance within ten (10) business days after receipt of the samples, the Distributor Product will be deemed to have passed verification testing for purposes of initial commercial release. In the event that any non-compliance are discovered after a Distributor Product has passed verification testing, Licensee shall have a reasonable period of time to bring the Distributor Product into conformity, taking into account Licensee’s normal design cycle and manufacturing lead times. In the event that modification of a Distributor Product would materially interfere with Licensee’s ongoing business, the parties may mutually agree upon special branding and other terms and conditions to allow Licensee to continue distributing the respective Distributor Products.

     3.4 Marketing Assistance. Licensor will confer with Licensee from time to time during the term of this Agreement regarding the promotion, sales and marketing of Authorized DSP ICs to Licensee customers. During the first year of this Agreement, upon reasonable notice and subject to reasonable availability, Licensor will provide Licensee, free of charge, with up to twenty (20) hours of assistance during regular business hours for mutually agreed marketing and promotional activities for the Authorized DSP ICs. During the first (1st) year of this Agreement, at the reasonable request of Licensee, Licensor will provide its then current applicable standard marketing literature for the Licensed Products to potential Licensee customers and will participate in joint sales calls to actual and potential Licensee customers as mutually agreed.

Section 4
COMPENSATION TO LICENSOR

     4.1 Distribution Fees. In consideration of the rights, licenses, and assistance provided to Licensee hereunder, Licensee shall pay to Licensor per-unit license fees in the amount

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indicated on Exhibit A hereto for the specified Compatible Software Products consumed, distributed, sold or otherwise transferred by or on behalf or under authority of Licensee as part of a Distributor Product under Section 2.2 above during the term of this Agreement. Notwithstanding the foregoing, Distribution Fees payable by Licensee during the term of this Agreement shall be less than the license fees payable by the most favored licensee of the Licensed Products pursuant to a license agreement with Licensor in effect at the same time and having substantially similar terms and conditions as this Agreement.

     4.2 Fee Reports. Within thirty (30) days of the last day of each Quarter, Licensee shall provide Licensor with a written report in reasonable detail which sets forth all Distributor Products and Authorized DSP ICs distributed internally or externally during such Quarter, and the aggregate amount of, and basis for, per unit Distribution Fees due to Licensor for such Quarter, if any.

     4.3 Payment. Any per unit Distribution Fees that may be due as set forth in Exhibit A, shall be due and paid net thirty (30) days after receipt of the applicable original invoice, which invoice shall be submitted following Licensee’s notification that Licensee shall exercise its option set forth in Exhibit A or Licensor’s receipt of the applicable Quarter’s fee report, whichever is applicable according to Exhibit A. Any per-unit Distribution Fees that may be due shall be calculated based on the cumulative total number of units, both Internally Consumed, and shipped for External Consumption, less any copies returned with a Distributor Product for refund. All Distribution Fee payments shall be calculated and made in United States Dollars by wire transfer to:

Desper Products, Inc.
Citibank, attention Steven Port
One Sansome Street
San Francisco, CA 94104
Account #: * * *
Routing #: * * *

with notification to:	Henry Mandell
Chief Executive Officer
Desper Products, Inc.
1754 Technology Drive, Suite 125
San Jose, CA 95110
Fax: (408) 437-5787

unless otherwise specified in writing by Licensor.

     4.4 Taxes. Amounts payable to Licensor under this Agreement are payable in full to Licensor without reduction for taxes (excluding any withholding tax on Licensor’s income) or customs duties. In the event that Licensee is required to deduct any income tax from any payment payable or due hereunder to Licensor by the Korean Tax Authority, Licensee agrees to deduct such withholding tax from the payment; use reasonable efforts to ensure that the deduction or withholding does not exceed the minimum amount legally required; pay to the Korean Tax Authority within the period for payment permitted by law the full amount of the deduction; provide Licensor with an official receipt issued by the Korean Tax Authority within a reasonable

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time after such official receipt having been issued so that Licensor may claim the credit in order to avoid double taxation in the US.

     4.5 Late Payment. Any payments due under this Agreement which are not paid when due shall bear interest to the maximum extent permitted by applicable law, or three percent (3%) per annum, calculated on the number of days such payment is delinquent, whichever is less.

     4.6 Maintenance and Inspection of Records. Licensee agrees to make and to maintain until the expiration of two (2) years after the year to which such records pertain, sufficient books, records and accounts regarding its sales, distribution and other activities in order to calculate and confirm its payment obligations hereunder. Licensor will have the right, at its own expense and not more than once in any twelve (12) months, to have an independent certified public accountant, or other reasonably acceptable professional, inspect, upon reasonable notice and during regular business hours, Licensee’s relevant accounting records to verify the accuracy of Fees paid by Licensee under the terms of this Agreement within the twelve (12) months immediately prior to the audit. If any such examination discloses a shortfall in the Fees due to Licensor hereunder, Licensee shall reimburse Licensor for the full amount of such shortfall and if the amount of the underpayment for any period is more than eight percent (8%) Licensee shall pay Licensor’s costs of performing the audit with respect to such period.

Section 5
MARKETING, TRADEMARKS AND PROPRIETARY NOTICES

     5.1 Licensor Trademarks. Licensee acknowledges that the symbols, logos, trademarks and service marks adopted by Licensor or its suppliers to identify the Licensed Products, as set forth in Exhibit B as may be amended from time to time (“Licensor Trademarks”), belong to Licensor and that Licensee shall have no rights in such Licensor Trademarks except as expressly set forth herein. All Distributor Products used or shipped by Licensee incorporating the Compatible Software Products and all documentation, associated brochures, packaging and advertising may display the Licensor Trademarks, and if Licensee utilizes the Licensor Trademarks, it shall do so according to the guidelines set forth in Exhibit B hereto, and as Exhibit B may be amended from time to time, as required by laws or regulations. Alternatively, Licensee may private label the Distributor Products with new symbols, logos, trademarks and service marks adopted by Licensee to identify the Distributor Products (“Party Trademarks”). Party Trademarks shall include a reference to Licensor as follows “[Party Trademark] Spatializer [with Spatializer’s “Circle/Square logo”] ™” and all new logos, symbols, trademarks and service marks contained in the Party Trademarks (other than the Licensor Trademarks included therein) shall be co-owned by the parties. All such Party Trademarks are subject to the provisions of Section 5.2 of this Agreement. Any good will arising out of the use of Licensor’s Trademarks hereunder shall inure to the benefit of Licensor. At no time during or after the term of this Agreement will Licensee challenge or assist others to challenge Licensor’s Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to Licensor’s Trademarks.

     5.2 Approval of Representations. All depictions of Licensor’s Trademarks, including Party Trademarks that Licensee intends to use, shall be submitted to Licensor for approval of design, color, or other details or, in the case of Licensor Trademarks, will be exact copies of those used by Licensor for the Licensed Products. In the event Licensor does not approve of such depiction, Licensee shall cease using such depiction as soon as is practical upon reasonable notice, provided that Licensor shall not unreasonably withhold or delay its approval.

Any Licensor Trademarks used in conjunction with another trademark on or in relation to the Distributor Products will be presented legibly and with reasonable prominence.

     5.3 Registered User Agreements. Licensor and Licensee may enter into registered user agreements with respect to Licensor Trademarks to the extent applicable under trademark law requirements in any jurisdiction in which Licensee distributes Distributor Products. Licensor and Licensee shall be jointly responsible for proper filing of the registered user agreement with government authorities within such jurisdiction and shall pay all costs or fees associated with such filing.

     5.5 Press Release. At a mutually agreed time, Licensor and Licensee shall use best efforts to issue a press release announcing the relationship contemplated by this Agreement, provided that the contents of such press release shall be approved by both parties prior to announcement. Notwithstanding the foregoing, Licensor shall be entitled to submit a disclosure to Securities and Exchange Commission (“SEC”) on its own if specifically required within a certain period by applicable law, provided that such disclosure shall include only information that is specifically required to be disclosed by such applicable law and shall exclude anything, express or implicit, that may be interpreted to indicate Licensee.

Section 6
CONFIDENTIALITY

     6.1 Obligations. The parties acknowledge and agree that the information provided by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) directly or indirectly (which other information is marked as “proprietary” or “confidential”, or, if disclosed orally, is summarized in writing and similarly marked and delivered to the Receiving Party within thirty (30) days of initial disclosure) hereunder constitutes the confidential and proprietary information of the Disclosing Party for a period of three (3) years after disclosure, or for so long as this Agreement remains in effect, whichever is longer, provided that the Deliverables shall remain confidential and proprietary for a period of five (5) years after disclosure. Licensor’s confidential information shall be deemed to include without limitation the Deliverables, Core Functionality, Licensed Products, and Modifications. Licensee’s confidential information shall be deemed to include without limitation any software, samples, and any other technical information related to the Distributor Products and Compatible Software Products. The Receiving Party shall retain in strict confidence and not disclose to any third party or use any and all such information (except as expressly authorized by this Agreement) without the Disclosing Party’s express written consent except as reasonably necessary to exercise the rights granted under this Agreement. Without limiting the foregoing, each party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care.

     6.2 Exceptions. The Receiving Party shall be relieved of this obligation of confidentiality to the extent any such information:

          (a) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the Receiving Party;

          (b) was independently developed by the Receiving Party without any use of the Disclosing Party’s confidential information and by employees or other agents of the Receiving Party who have not had access to any of the Disclosing Party’s confidential information, as demonstrated by the Receiving Party’s records;

          (c) was known to or developed by the Receiving Party prior to receipt of such information from the Disclosing Party; or

          (d) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party without breach of this Agreement and otherwise not in violation of the Disclosing Party’s rights.

          (e) is disclosed pursuant to a valid order of a court or government body provided that the Receiving Party shall promptly notify the Disclosing Party upon recognition of such order.

     6.3 Protections. Licensee shall not under any circumstances distribute, reproduce, perform, publicly display or disclose the Deliverables in any manner except as provided herein, and shall use the same procedures to protect the Deliverables from unauthorized use and disclosure as it uses to protect its own most sensitive confidential and proprietary information from unauthorized use and disclosure. Licensor shall not under any circumstances distribute, reproduce, perform, publicly display or disclose the Distributor Products and Compatible Software Products in any manner, and shall use the same procedures to protect the Distributor Products and Compatible Software Products from unauthorized use and disclosure as it uses to protect its own most sensitive confidential and proprietary information from unauthorized use and disclosure.

Section 7
TERM AND TERMINATION

     7.1 Term. This Agreement shall be effective as of the Effective Date and shall continue for a term of * * *, provided that the initial year for the purpose of this Agreement shall include the First Year as defined in Exhibit A. Thereafter, this Agreement shall automatically renew for successive one (1) year terms at Licensee’s sole discretion, provided that Licensee shall notify Licensor of such discretion at least sixty (60) days prior to the end of the initial * * * term or any successive one (1) year renewal.

     7.2 Termination for Breach. In the event of a material breach by either party, the non-breaching party shall be entitled to give the breaching party written notice of such breach. Failure to make timely payment shall constitute a material breach of this Agreement by Licensee which shall have thirty (30) days to cure after receipt of written notice from Licensor. With respect to all other material breaches, the breaching party shall have sixty (60) days to cure such breach after receipt of written notice from the non-breaching party. Thereafter, the non-breaching party shall be entitled, in addition to any other rights it may have under this Agreement or otherwise under law, to terminate this Agreement by giving notice thereof to the other party which shall take effect immediately.

     7.3 Effect of Termination or Expiration. Upon termination of this Agreement by Licensor for Licensee’s material breach of failing to make timely payment hereunder, the rights and licenses granted under this Agreement shall immediately terminate except as expressly set

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forth in Section 7.4 below. Notwithstanding anything to the contrary in this Agreement, Licensee may continue to distribute the Distributor Products for a period of one (1) year (“sell-off period”) after termination by Licensor if there is no material breach for failure to pay, upon payment of * * * per unit under Section 4. Upon such termination, Licensee shall immediately destroy or return to Licensor all tangible items in its possession or control which are proprietary to Licensor, including all copies of the Deliverables, Core Functionality, Licensed Products, and Modifications. Notwithstanding the foregoing, upon expiration of this Agreement or termination by Licensee for Licensor’s material breach hereunder, Licensee shall retain the right to continue to distribute the Distributor Products upon payment of * * * per unit, provided that such right shall be restricted to the Distributor Products which Licensee developed during the Term.

     7.4 Survival. The provisions of Sections 1, 2.4, 2.5, 2.6, 2.8, 4 (only so long as Licensee continues to distribute Distributor Products subject to section 7.3) , 7.3, 7.4, 8.2, 9, 10 and 11 shall survive the termination or expiration of this Agreement for any reason. The provisions of Section 6 shall survive the termination or expiration of this Agreement for the remainder of the period specified therein.

Section 8
LIMITED WARRANTY AND DISCLAIMER

     8.1 Product Warranty. Licensor warrants to Licensee that the Current Release of each Licensed Product as provided by Licensor to Licensee hereunder will conform in all material respects with Licensor’s Documentation for such Licensed Product from the Effective Date until the ninetieth (90th) day following the completion of Licensor’s verification under Section 3.3 of this Agreement of such Licensed Product to Licensee hereunder (the “Warranty Period”). Licensor does not warrant the Licensed Products will meet all of Licensee’s or Licensee’s customer’s requirements nor that the use of the Licensed Products will be uninterrupted or error free. Notwithstanding the foregoing, throughout the term of this Agreement, and after expiration of the applicable Warranty Period, Licensor shall correct errors, bugs and other defects in the Licensed Products that do not permit the Compatible Software Products to conform to the Documentation, and to issue Modifications to correct errors, bugs and other defects in the Licensed Products to Licensee at no additional expense to Licensee. Licensee shall provide Licensor with commercially reasonable assistance in such corrections of errors, bugs and other defects.

     8.2 Disclaimer. EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTY, THE LICENSED PRODUCTS ARE PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH LICENSEE, AND LICENSOR SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILTY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

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Section 9
INDEMNIFICATION

     9.1 Intellectual Property Indemnification by Licensor. Licensor agrees to defend, indemnify and hold Licensee harmless against any liability and any related costs and expenses arising out of any infringement of a copyright, patent, trademark, trade secret right, or any other intellectual property rights of any third party by Licensee’s use of the Licensed Products as intended by this Agreement. Notwithstanding the foregoing, Licensor assumes no liability for infringement claims solely arising from (i) the use of a Compatible Software Product alone or in combination with other products not provided by Licensor, if such infringement would have been avoided by the use of the corresponding Licensed Product alone, (ii) the modification of a Compatible Software Product, if such infringement would have been avoided but for such modification, or (iii) any willful infringement by Licensee having prior knowledge of such infringement. Licensor shall pay all attorney’s fees, damages and costs awarded against Licensee, including any settlement amount agreed to be paid and related expenses in such action that are attributable to such claim. In the event that a Licensed Product or Deliverables infringes, or if Licensor believes is likely to infringe, any intellectual property or proprietary right of a third party, Licensor shall, at its sole expense, (x) procure for Licensee the right to continue using the Licensed Product or Deliverables; (y) replace or modify the Licensed Product, Deliverables or part thereof in such a way that it is non-infringing but functionally equivalent; or if (x) and (y) are not commercially reasonable (z) terminate this Agreement with respect to such Licensed Product or Deliverables and refund any and all prepaid license fees paid by Licensee to Licensor.

     9.2 Procedures. Licensor’s obligation to indemnify Licensee under this Section 9 shall be subject to Licensee : (i) promptly notifying it of the claim or action giving rise to the indemnity; (ii) providing it with control and authority over the defense of such action or claim; and (iii) providing it with proper and full information and reasonable assistance to defend and/or settle any such claim or action. .

Section 10
LIMITATION OF LIABILITY

     THE TOTAL LIABILITY OF LICENSOR AND ITS DISTRIBUTORS ARISING OUT OF OR RELATED TO THIS AGREEMENT (EXCLUDING SECTION 9) SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY LICENSEE TO LICENSOR HEREUNDER AND THE LIABILITY OF LICENSOR AND ITS DISTRIBUTORS RELATING TO SPECIFIC PRODUCT(S) PROVIDED HEREUNDER (EXCLUDING SECTION 9) SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO LICENSOR FOR SUCH PRODUCT(S). EXCEPT FOR LIABILITY ARISING UNDER SECTIONS 6 AND 9 OF THIS AGREEMENT, IN NO EVENT SHALL LICENSOR, ITS DISTRIBUTORS OR LICENSEE HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

Section 11
GENERAL PROVISIONS

     11.1 Assignment. Either Party may not assign this Agreement or any rights or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other party and any such attempted assignment shall be void; provided, however, that either party may assign this Agreement to a successor to all or substantially all of its business or assets to which this Agreement relates if the assignee agrees in writing to comply with all terms and conditions of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

     11.2 Notices. All notices between the parties shall be in writing and shall be deemed to have been given if personally delivered or sent by certified or registered mail (return receipt), or by internationally recognized overnight courier, or by telecopy to the addresses set forth as follows, or such other contact and/or address as is provided by notice as set forth herein.

If to Licensor to:	Desper Products, Inc.
1754 Technology Drive, Suite 125
San Jose, CA 95110
Attention: Henry Mandell
Fax: (408) 437-5787

If to Licensee to:	Samsung Electronics CO., LTD.
San #24, Nongseo-Ri, Giheung-Eup, Yongin-City,
Gyeonggi-Do, Korea 449-711
Attention: * * *
Fax: * * *

Notices shall be deemed effective upon receipt or, if delivery is not effected by reason of some fault of the addressee, when tendered.

     11.3 Export Regulations. Licensee understands that Licensor is subject to regulation by agencies of the U.S. government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. Licensee warrants that it will comply in all respects with the Export Administration Regulations and all other export and re-export restrictions applicable to the technology and documentation licensed hereunder.

     11.4 Governing Law and Dispute Resolution

          (a) Any dispute or claim arising out of or in relation to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally and exclusively settled by binding arbitration in San Jose, California, USA, if initiated by Licensee, and in Yongin-City, Gyeonggi-Do, Korea, if initiated by Licensor, or such other location as the parties may agree, in either case under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. The arbitral proceedings and all pleadings and written evidence shall be in the English language. Any written

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evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          (b) This Agreement shall not be governed by the 1980 United Nations Convention on Contracts for the International Sale of Goods; rather, this Agreement shall be governed by and construed under the laws of the State of New York without reference to conflict of laws principles. The arbitrators shall apply New York law to the merits of any dispute or claim, without reference to that state’s conflict of laws principles.

     11.5 Relationship of the Parties. Nothing in this Agreement shall constitute, nor shall any party represent that there is any relationship of employee and employee, principal and agent or partnership between the parties as a result of this Agreement.

     11.6 Severability. Any term or provision of this Agreement held to be illegal or unenforceable shall, if possible, be interpreted so as to be construed as valid, but in any event the validity or enforceability of the remainder hereof shall not be affected.

     11.7 Waiver. The waiver of, or failure to enforce, any breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

     11.8 Headings The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph, or in any way affect such agreements.

     11.9 Entire Agreement. This Agreement, along with the Exhibits attached hereto which are incorporated herein by reference, sets forth the entire agreement between the parties and supersedes, merges, and renders void any and all prior proposals, agreements, and representations between them, whether written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement specifically supersedes and terminates that agreement captioned DESPER PRODUCTS, INC. DEVELOPMENT AND DISTRIBUTION AGREEMENT between the parties dated May 22, 2002, as amended. This Agreement may be changed only by mutual agreement of the parties in writing.

     11.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by duly authorized representatives on the dates set forth below to be effective as of the Effective Date set forth above.

SAMSUNG ELECTRONICS CO., LTD.	DESPER PRODUCTS, INC.

* * *

(Signature)	(Signature)

* * *

(Printed Name)	(Printed Name)

(Title)	(Title)

Date:	Date:

Spatializer Audio Laboratories, Inc.

(Signature)

(Printed Name)

(Title)

Date:

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EXHIBIT A

LICENSED PRODUCTS

1. Licensed Product

Spatializer VBXTM

Spatializer N-2-2TM Ultra

Spatializer VirtuaLFETM

Spatializer® 3-D Stereo audio technology

Spatializer Natural HeadphoneTM

Spatializer Vi.B.E. TM

Spatializer PCETM

(separately or all four together in
a package known as Spatializer UltraMobile HDTM)

2. Specification of Core Functionality

Note: The core functionalities may be identified via a “fingerprinting” method that involves using an Audio Precision System which measures the frequency and phase response of an audio system. In all cases, the filter coefficients and delays are dependant on sampling rate and may differ somewhat depending on the specific application of the algorithm. The specification of core functionalities is confidential and proprietary to Licensor.

Virtual Surround VBX and 3-D Stereo audio
The VBX and 3-D Stereo * * *.

N-2-2 ULTRA
N-2-2 ULTRA * * *.

VirtuaLFE
The VirtuaLFE * * *.

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Natural Headphone
* * *

Vi.B.E.
The Vi.B.E. * * * .

PCE
In the PCE * * *.

3. Deliverables

Sample source code including, without limitation, working C-level source code for each of the Licensed Products.

Documentation, which contains (1) the filter coefficients, block diagrams, Matlab scripts and test bench, (2) explanation of source code for each of the Licensed Products including, but not limited to, the definition of input and output and detailed explanation of each effect, and (3) verification procedures.

4. Distribution Fees

Upon execution of this Agreement

Within thirty (30) days upon the receipt of original invoice after the execution of this Agreement, Licensee shall pay the total amounts of * * * Distribution Fees, which shall be applied to all Distributor Products (i.e. Internally Consumed and/or externally shipped, both inclusive, cumulatively the * * *). For the avoidance of doubts, Licensee shall have no obligation to pay any additional fees or charges, other than such prepaid per-unit Distribution Fees set forth herein.

First Year after Licensee Distributes the * * * Units

When the numbers of cumulative Distributor Products distributed by Licensee * * *. Licensee shall have the right to exercise such option up to three (3) times within the first year after Licensee distributes the * * * mentioned in the above paragraph (“First Year”). * * * Distribution Fees shall be applied to each unit of Distributor Products exceeding * * * for the First Year. In the event that the total number of Licensed Products distributed in the First Year fails to reach * * *, the First Year shall be extended for up to * * *, at which time, the First Year will end and the next year will begin on the next proximate calendar quarter. For the avoidance of doubts, in the event that Licensee fails to distribute the full amount of Distributor Products covered by the option(s)

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that Licensee exercised during the First Year, * * *.

Each Year after the First Year

For each year after the First Year during the term of this Agreement, Licensee shall have the right to exercise * * * Distribution Fees shall be applied to each unit of Distributor Products exceeding ** * for such year. In the event that Licensee fails to distribute the full amount of Distributor Products covered by the option(s) that Licensee exercised during such year, the * * *.

Upon termination or expiration

Subject to Section 7 of this Agreement, upon termination or expiration of this Agreement, Licensee shall retain the right to continue to distribute Distributor Products with payment of * * * for every unit distributed by Licensee.

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EXHIBIT B

TRADEMARKS AND PROPRIETARY NOTICES

General

The Parties understand and agree that this Exhibit B shall be governed and interpreted by the terms and conditions set forth in Section 5.

For Distributor Products

     1. Licensee shall (i) mark each copy of a Distributor Product on the packaging and media label (the label affixed to the form of media) in an easily readable typeface, with the following legend:

“Portions of this product are licensed from Desper Products, Inc., a subsidiary of Spatializer Audio Laboratories, Inc. © 1997-2004 Spatializer Audio Laboratories, Inc., All Rights Reserved Worldwide. Spatializer®, Spatializer N-2-2™, and the circle-in-square device are trademarks of Desper Products, Inc.”

and (ii) include the above legend in all Distributor Product brochures, manuals, descriptive literature and advertising. Such legend may appear in English as shown above, or in the native language of the country into which the Distributor Product is intended to be sold. In addition, the legend shall include a listing of any other Licensor Trademark used on the Distributor Product, along with an attribution of its ownership by Licensor, and a listing of patent numbers applicable to the Distributor Product which Licensor designates from time to time in writing to Licensee.

     2. Licensee agrees to have printed on the media label for each Distributor Product, and on associated packaging, in a manner conforming to Licensor’s trademark usage guidelines, as may be amended from time to time, the trademark “Spatializer® N-2-2, preceded by the circle-in-square device, or other identifying mark approved by Licensor in writing in advance.

For Products of Licensee including a Distributor Product

     Products of Licensee shall have printed in a permanent form on the front or top panel and on associated packaging of each product containing a Distributor Product, in a location, size and typeface readily visible to users and purchasers of the product, and in a manner conforming to Licensor’s trademark usage guidelines, a copy of which is attached hereto and which may be amended from time to time, the trademark “Spatializer® N-2-2™” preceded by the circle-in-square device, or other identifying mark approved by Licensor in writing in advance. Where products provide control of the Distributor Product or associated circuitry, Licensee agrees that such control is marked with the term “Spatializer® N-2-2™” as applicable. Where such control occurs by way of software interface, Licensee agrees to provide, in the customary locations notice as follows:

“Spatializer® N-2-2™ [or “OnTheGoFX™”], digital virtual surround processing provided by Desper Products, Inc.”

Licensee agrees to mark the back panel of each product containing a Distributor Product in an easily readable typeface , with the following legend:

“Certain audio features of this product manufactured under a license from Desper Products, Inc., Spatializer N-2-2™ [and/or “OnTheGoFX™]” and the circle-in-square device are trademarks owned by Desper Products, Inc.”

and, include the above legend in all brochures, manuals, descriptive literature and advertising, for products containing a Distributor Product. Such legend may appear in English as shown above, or in the native language of the country into which such product is intended to be sold. In addition, the legend shall include a listing of any other Licensor trademark used on the product, along with an attribution of its ownership by Licensor, and a listing of the following U.S. patent numbers: #4,308,423, #4,355,203, #5,412,731, #5,896,456 and #6,307,941 where applicable. In the event that new patent numbers are set forth in a supplemented writing, Licensee shall have a reasonable time to add such numbers to the legend.

Licensee agrees to identify Desper Products, Inc. as the source of the audio features provided by the Distributor Product, on all written material and advertising associated with products containing a Distributor Product, wherever such written material or advertising refers to any of the features provided by the Distributor Product (e.g. Digital Virtual Surround sound, Surround sound, 3-D Stereo, 3-D audio, 3-D sound, audio localization, mono to stereo expansion), enhanced therein.

TRADEMARK USAGE GUIDELINES

■ Trademark Protection (® and ™ Usage)

Trademark usage is generally based on legal precedent, not idiomatic usage. This sometimes results in awkward or redundant wording. We have done our best to make these recommendations easy to abide by and they are requirements. Please contact us if you have any questions or would like additional information regarding the proper use of our trademarks and logo.

Camera-ready artwork of our trademarks and logo are available upon request.

Through registration with trademark authorities worldwide or through common-law acceptance, Desper Products, Inc. owns the following trademarks. This table shows which trademarks are currently registered with the US and other trademark offices, and which are owned by common-law trademark rights.

Registered (®)	Common-Law (™)
Spatializer	DDP

N-2-2

VBX

“Proper” trademark usage (as defined by national and international conventions) dictates that:

(1) All trademarked words should be used as an adjective, not a noun. In other words, “Spatializer” should modify or describe the word that follows it.

(2) Each trademarked word should be off-set from the surrounding text. Typically, we off-set trademarked words by italicizing them, though you may choose to bold them or put them in all capital letters.

Correct Usage

•	Spatializer® 3-D Stereo provides highly effective 3-D stereo enhancement at lower cost.

•	Spatializer® N-2-2™, digital virtual surround is fast becoming a standard..

Incorrect Usage

•	Spatializer® is a leading audio technology.

     (“Spatializer” is being used as a noun.)

Note: An exception occurs when “Spatializer” refers to the company Spatializer Audio Laboratories, Inc. Then it can be a noun — and never with a ® or ™, as in — “Spatializer’s President and Chief Executive Officer Henry Mandell said,...”.

Size and position of ® and ™ symbols

As you will notice in the usage examples above, these two symbols belong in the upper right hand corner of the trademarked word or symbol. The proper size and position can be achieved by making the symbol the same font and font size as the regular body text, and then making the symbol “Superscript”.

Alternately, you could make the font at least 2 points smaller (for example, leave the body text at 12 and change the symbol size to 10) and put it in a text box to elevate it to the appropriate position. Some writing programs allow you to adjust the character spacing, so you could raise the symbol position without a text box.

Avoiding overuse of the ® and ™ symbols

Although each occurrence of the Spatializer marks should be off-set from the surrounding text (by italicizing or bolding the mark, for example), each use does not necessarily require a ® or ™ symbol. The following guidelines will help you to determine the proper usage.

1.	The first time a Spatializer trademark is used in a document, italicize it and use the appropriate symbol. On subsequent occurrences, just italicize it.

2.	If the document is long and in sections, use the appropriate symbol with the first occurrence of the trademark in each section.

3.	If the trademark occurs in a title or subtitle, do the same (italicization and symbol).

■ Making best use of the Spatializer Marks and Logo

The Spatializer marks, when displayed in a prominent (but tasteful) manner, can positively influence your customers’ buying decisions. The following guidelines are designed to help you get the most from the Spatializer logos. We will be more than happy to review your front panel designs for conformance to these guidelines.

1. Your own brand name should appear on the front panel of the product and be more prominent than the full Spatializer logo. (The circle-in-square next to “Spatializer”, with the tag line 3-D Stereo, or N-2-2 or OnTheGoFX below, lines above and below text, and ® is “the full Spatializer logo”.)

Your own brand name should be larger and placed in a position customarily reserved for brand names. You do not want customers confusing the Spatializer feature with the brand name, and neither do we. The same rule applies for the product box, product literature and other printed materials.

2. You may use the components of the full Spatializer logo only to emphasize the full logo presence.

Therefore, you may use just the circle-in-square or just “Spatializer” to mark the Spatializer On/Off button on a remote control provided that the full logo appears on the faceplate. Please refer to the Software and Hardware Controls Section for more specific suggestions.

Note: This does not give you permission to replace our tag line, 3-D Stereo or N-2-2 or OnTheGoFX with a tag line of your own choosing. We do require that you use 3-D Stereo and N-2-2 or OnTheGoFX whenever you refer to that specific Spatializer technology. However, you should be using your own tag line when you refer to the overall audio quality or the combination of features of your product.

3. The Spatializer logo is always one solid color foreground over one solid color background. In most printed material, the foreground color is black and the background color is white. When it comes to the product facing, we ask that you be consistent with the look of your product. So, if the product is computer-tan, with black writing, then the background of our logo should be tan, with the foreground being the same black silk-screen. When it comes to advertising, we ask that you maintain the integrity of our trademark by selecting colors that lend it a sophisticated look. We ask that you refrain from neon colors, and combinations like hot pink over lime yellow. Since color is the most difficult aspect to define, we ask that if you are in doubt as to the color scheme you are considering, please contact us with a copy of the proposed artwork, for our prompt evaluation and response.

4. Logo size. The Spatializer logo shall be reproduced in size and prominence at least equal to the Dolby Digital Logo reproduced on your products.

5. You may not make changes to our logo without written approval. Occasionally, we have received requests from our licensees to make changes to the full Spatializer logo.

• Is the ® necessary? In all situations where it is possible to print the ®, it is mandatory to do so. However, like in the case of television on-screen menus, it may not be possible to reproduce the ® symbol. If there are other situations in which you deem it is impossible or impractical, you may request that we waive this requirement. We will always provide a prompt, written response to these requests. However, it would still be necessary to use the symbol in other places on the same product (like the back plate) and in the associated print materials.

• Is it permissible to narrow the spacing between the letters S, P, A, T, I, A, L, I, Z, E, and R of the logo? You must submit artwork of your proposed alterations. We will most likely allow this modification as long as it preserves the essential look of the logo.

• Do we allow visual designs to express Spatializer effects in print materials and depicting the switch positions visually, like on a LCD? Yes. We use this picture on the left which we call the “Virtual Speaker Array” to depict the Spatializer 3-D Stereo effect. It is our pleasure to make this picture available to you in camera-ready or any computer format that would be helpful to you. You must ask for permission to make you own graphic interpretations of the Spatializer effect, especially if it incorporates the components of the full Spatializer logo. We also have Spatializer N-2-2 and OnTheGoFX visual designs in camera-ready art or any computer format that would be helpful to you. Below is an example of the full N-2-2 and OnTheGoFX logos without a visual design.

For translations please contact the Sales & Marketing office by telephone at (408) 453.4180, or by facsimile at (408) 437-5787. We can also be reached via e-mail at info@spatializer.com.